EXHIBIT 99.1

WTW Reports Second Quarter 2025 Earnings

  Revenue1 of $2.3 billion was flat compared to prior-year quarter due to the sale of TRANZACT
  Organic Revenue growth of 5% for the quarter
  Diluted Earnings per Share was $3.32 for the quarter, up 144% over prior year
  Adjusted Diluted Earnings per Share was $2.86 for the quarter, up 20% over prior year2
  Operating Margin was 16.3% for the quarter, up 690 basis points over prior year
  Adjusted Operating Margin was 18.5% for the quarter, up 150 basis points from prior year

LONDON, July 31, 2025 (GLOBE NEWSWIRE) -- WTW (NASDAQ: WTW) (the “Company”), a leading global advisory, broking and solutions company, today announced financial results for the second quarter ended June 30, 2025.

“Our strong second quarter results demonstrate the meaningful progress we’ve made towards advancing our strategy, helping deliver solid topline results, along with margin and earnings growth,” said Carl Hess, WTW’s Chief Executive Officer. “I’m pleased with how our businesses continued to prove their value and resilience this quarter, providing our clients with critical solutions to help manage people, risk and capital amidst economic uncertainty. Building on our strong first-half performance and continued momentum, we enter the second half of 2025 on track to deliver on our financial framework, including mid-single digit organic revenue growth, operating margin expansion, adjusted earnings per share growth, and free-cash-flow margin expansion. I’d like to thank our colleagues for their consistent execution and dedication to delivering for our clients.”

Consolidated Results

As reported, USD millions, except %

Key Metrics	Q2-25	Q2-24[2]	Y/Y Change
Revenue[1]	$2,261	$2,265	Reported (0)% | CC (1)% | Organic 5%
Income from Operations	$368	$212	74%
Operating Margin %	16.3%	9.4%	690 bps
Adjusted Operating Income	$419	$385	9%
Adjusted Operating Margin %	18.5%	17.0%	150 bps
Net Income	$332	$142	134%
Adjusted Net Income	$285	$247	15%
Diluted EPS	$3.32	$1.36	144%
Adjusted Diluted EPS	$2.86	$2.39	20%

[1]	The revenue amounts included in this release are presented on a U.S. GAAP basis except where stated otherwise. The segment discussion is on an organic basis.

[2]	Refer to "WTW Non-GAAP Measures" below and the Q2-25 Supplemental Slides for recast of historical Non-GAAP measures.

Revenue was $2.26 billion for the second quarter of 2025, which was flat compared to $2.27 billion for the same period in the prior year due to the sale of TRANZACT. Excluding the impact of foreign currency, revenue decreased 1%. On an organic basis, revenue increased 5%. See Supplemental Segment Information for additional detail on book-of-business settlements and interest income included in revenue.

Net Income for the second quarter of 2025 was $332 million compared to Net Income of $142 million in the prior-year second quarter. Adjusted EBITDA for the second quarter was $470 million, or 20.8% of revenue, an increase of 6%, compared to Adjusted EBITDA of $445 million, or 19.6% of revenue, in the prior-year second quarter. The U.S. GAAP tax rate for the second quarter was (6.8)%, and the adjusted income tax rate for the second quarter used in calculating adjusted diluted earnings per share was 18.0%.

Cash Flow and Capital Allocation

Cash flows from operating activities were $326 million for the six months ended June 30, 2025, compared to cash flows from operating activities of $431 million for the same prior-year period. Free cash flow for the six months ended June 30, 2025 and 2024 was $217 million and $305 million, respectively, a decrease of $88 million. The decline was primarily due to increased compensation and cash tax payments as well as the absence of cash inflows from TRANZACT following its sale on December 31, 2024, partly offset by lower Transformation program spending and operational improvements. During the quarter ended June 30, 2025, the Company repurchased 1,614,427 of its outstanding shares for $500 million.

Second Quarter 2025 Segment Highlights

Health, Wealth & Career ("HWC")

As reported, USD millions, except %

Health, Wealth & Career	Q2-25	Q2-24	Y/Y Change
Total Revenue	$1,180	$1,260	Reported (6)% | CC (8)% | Organic 4%
Operating Income	$280	$276	1%
Operating Margin %	23.8%	21.9%	190 bps

The HWC segment had revenue of $1.18 billion in the second quarter of 2025, a decrease of 6% (8% decrease constant currency and organic growth of 4%) from $1.26 billion in the prior year due to the sale of TRANZACT. Health delivered organic revenue growth driven by double-digit increases outside North America and solid performance in North America. Wealth generated organic revenue growth from higher levels of Retirement work globally alongside growth in our Investments business from new business wins and product launches. Career had modest revenue growth as healthy demand for advisory project work outside North America was offset by North America client postponement decisions made earlier in the year. Benefits Delivery & Outsourcing revenue was materially flat, as increased project and core administration work within Europe was tempered by lower commission revenue in the Individual Marketplace business compared to the prior year.

Operating margins in the HWC segment increased 190 basis points from the prior-year second quarter to 23.8%, primarily due to the sale of TRANZACT. Excluding TRANZACT operating margins increased 20 basis points. Please refer to the Supplemental Slides for TRANZACT's standalone historical financial results.

Risk & Broking ("R&B")

As reported, USD millions, except %

Risk & Broking	Q2-25	Q2-24	Y/Y Change
Total Revenue	$1,047	$979	Reported 7% | CC 6% | Organic 6%
Operating Income	$222	$202	10%
Operating Margin %	21.2%	20.6%	60 bps

The R&B segment had revenue of $1.05 billion in the second quarter of 2025, an increase of 7% (6% increase constant currency and organic) from $979 million in the prior year. Corporate Risk & Broking (CRB) had organic revenue growth driven by higher levels of new business activity and strong client retention globally. Insurance Consulting and Technology (ICT) revenue was flat for the quarter as clients managed spend more cautiously amid ongoing economic uncertainty.

Operating margins in the R&B segment increased 60 basis points from the prior-year second quarter to 21.2%, due primarily to operating leverage driven by strong organic revenue growth and savings from the Transformation program which were partially offset by headwinds from decreased interest income and foreign currency fluctuations.

Select 2025 Financial Considerations

Changes to Non-GAAP financial measures:

  All reported non-GAAP metrics will exclude non-cash net periodic pension and postretirement benefits
  Free cash flow and free cash flow margin will capture cash outflows for capitalized software costs
  Refer to Supplemental Slides for recast of historical Non-GAAP measures

Business mix:

  TRANZACT business, which contributed $1.14 to adjusted diluted earnings per share in 2024, is no longer part of the business portfolio following the completion of the TRANZACT sale in the fourth quarter of 2024
  Reinsurance joint venture with Bain Capital expected to be a headwind on adjusted diluted earnings per share of approximately $0.20, which will be partially mitigated by gains from other equity investments, resulting in a net headwind of approximately $0.10 at the interest in earnings of associates level

Free cash flow:

  Expect cash outflows in 2025 from the payment of accrued costs related to the Transformation program which concluded in 2024

Capital allocation:

  Expect share repurchases of ~$1.5 billion, subject to market conditions and potential capital allocation to organic and inorganic investment opportunities

Foreign exchange:

  Expect a foreign currency tailwind on adjusted diluted earnings per share of approximately $0.05 in 2025 at today's rates

Adjusted operating margin outlook:

  ~100 basis points of average annual margin expansion over next 3 years in R&B
  Incremental annual margin expansion at HWC and enterprise levels

The 2025 Financial Considerations above include Non-GAAP financial measures. We do not reconcile forward-looking Non-GAAP measures for reasons explained under "WTW Non-GAAP Measures" below.

Conference Call

The Company will host a conference call to discuss the financial results for the second quarter 2025. It will be held on Thursday, July 31, 2025, beginning at 9:00 a.m. Eastern Time. A live, listen-only webcast of the conference call will be available on WTW’s website. Analysts and institutional investors may participate in the conference call’s question-and-answer session by registering in advance here. An online replay will be available at investors.wtwco.com shortly after the call concludes.

About WTW

At WTW (NASDAQ: WTW), we provide data-driven, insight-led solutions in the areas of people, risk and capital. Leveraging the global view and local expertise of our colleagues serving 140 countries and markets, we help organizations sharpen their strategy, enhance organizational resilience, motivate their workforce and maximize performance. Working shoulder to shoulder with our clients, we uncover opportunities for sustainable success—and provide perspective that moves you. Learn more at www.wtwco.com.

WTW Non-GAAP Measures

In order to assist readers of our consolidated financial statements in understanding the core operating results that WTW’s management uses to evaluate the business and for financial planning, we present the following non-GAAP measures: (1) Constant Currency Change, (2) Organic Change, (3) Adjusted Operating Income/Margin, (4) Adjusted EBITDA/Margin, (5) Adjusted Net Income, (6) Adjusted Diluted Earnings Per Share, (7) Adjusted Income Before Taxes, (8) Adjusted Income Taxes/Tax Rate, (9) Free Cash Flow and (10) Free Cash Flow Margin.

We believe that those measures are relevant and provide pertinent information widely used by analysts, investors and other interested parties in our industry to provide a baseline for evaluating and comparing our operating performance, and in the case of free cash flow, our liquidity results.

Within the measures referred to as ‘adjusted’, we adjust for significant items which will not be settled in cash, or which we believe to be items that are not core to our current or future operations. Some of these items may not be applicable for the current quarter, however they may be part of our full-year results. Additionally, we have historically adjusted for certain items which are not described below, but for which we may adjust in a future period when applicable. Items applicable to the quarter or full year results, or the comparable periods, include the following:

  Restructuring costs and transaction and transformation – Management believes it is appropriate to adjust for restructuring costs and transaction and transformation when they relate to a specific significant program with a defined set of activities and costs that are not expected to continue beyond a defined period of time, or significant acquisition-related transaction expenses. We believe the adjustment is necessary to present how the Company is performing, both now and in the future when the incurrence of these costs will have concluded.
  Provisions for specified litigation matters – We will include provisions for litigation matters which we believe are not representative of our core business operations. Among other things, we determine this by reference to the amount of the loss (net of insurance and other recovery receivables) and by reference to whether the matter relates to an unusual and complex scenario that is not expected to be repeated as part of our ongoing, ordinary business. These amounts are presented net of insurance and other recovery receivables. See the footnotes to the reconciliation tables below for more specificity on the litigation matter excluded from adjusted results.
  Gains and losses on disposals of operations – Adjustment to remove the gains or losses resulting from disposed operations that have not been classified as discontinued operations.
  Net periodic pension and postretirement benefits – Adjustment to remove the recognition of net periodic pension and postretirement benefits (including pension settlements), other than service costs. We have included this adjustment as applicable in our prior-period disclosures in order to conform to the current-period presentation.
  Tax effect of significant adjustments – Relates to the incremental tax expense or benefit resulting from significant or unusual events including significant statutory tax rate changes enacted in material jurisdictions in which we operate, internal reorganizations of ownership of certain businesses that reduced the investment held by our U.S.-controlled subsidiaries and the recovery of certain refunds or payment of taxes related to businesses in which we no longer participate.

We evaluate our revenue on an as reported (U.S. GAAP), constant currency and organic basis. We believe presenting constant currency and organic information provides valuable supplemental information regarding our comparable results, consistent with how we evaluate our performance internally.

We consider Constant Currency Change, Organic Change, Adjusted Operating Income/Margin, Adjusted EBITDA/Margin, Adjusted Net Income, Adjusted Diluted Earnings Per Share, Adjusted Income Before Taxes, Adjusted Income Taxes/Tax Rate and Free Cash Flow to be important financial measures, which are used to internally evaluate and assess our core operations and to benchmark our operating and liquidity results against our competitors. These non-GAAP measures are important in illustrating what our comparable operating and liquidity results would have been had we not incurred transaction-related and non-recurring items. Reconciliations of these measures are included in the accompanying tables with the following exception: The Company does not reconcile its forward-looking non-GAAP financial measures to the corresponding U.S. GAAP measures, due to variability and difficulty in making accurate forecasts and projections and/or certain information not being ascertainable or accessible; and because not all of the information, such as foreign currency impacts necessary for a quantitative reconciliation of these forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measure, is available to the Company without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The Company provides non-GAAP financial measures that it believes will be achieved, however it cannot accurately predict all of the components of the adjusted calculations and the U.S. GAAP measures may be materially different than the non-GAAP measures.

Our non-GAAP measures and their accompanying definitions are presented as follows:

Constant Currency Change – Represents the year-over-year change in revenue excluding the impact of foreign currency fluctuations. To calculate this impact, the prior year local currency results are first translated using the current year monthly average exchange rates. The change is calculated by comparing the prior year revenue, translated at the current year monthly average exchange rates, to the current year as reported revenue, for the same period. We believe constant currency measures provide useful information to investors because they provide transparency to performance by excluding the effects that foreign currency exchange rate fluctuations have on period-over-period comparability given volatility in foreign currency exchange markets.

Organic Change – Excludes the impact of fluctuations in foreign currency exchange rates, as described above and the period-over-period impact of acquisitions and divestitures on current-year revenue. We believe that excluding transaction-related items from our U.S. GAAP financial measures provides useful supplemental information to our investors, and it is important in illustrating what our core operating results would have been had we not included these transaction-related items, since the nature, size and number of these transaction-related items can vary from period to period.

Adjusted Operating Income/Margin – Income from operations adjusted for amortization, restructuring costs, transaction and transformation and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted operating income margin is calculated by dividing adjusted operating income by revenue. We consider adjusted operating income/margin to be important financial measures, which are used internally to evaluate and assess our core operations and to benchmark our operating results against our competitors.

Adjusted EBITDA/Margin – Net Income adjusted for provision for income taxes, interest expense, depreciation and amortization, restructuring costs, transaction and transformation, gains and losses on disposals of operations, net periodic pension and postretirement benefits, and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted EBITDA Margin is calculated by dividing adjusted EBITDA by revenue. We consider adjusted EBITDA/margin to be important financial measures, which are used internally to evaluate and assess our core operations, to benchmark our operating results against our competitors and to evaluate and measure our performance-based compensation plans.

Adjusted Net Income – Net Income Attributable to WTW adjusted for amortization, restructuring costs, transaction and transformation, gains and losses on disposals of operations, net periodic pension and postretirement benefits, and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results and the related tax effect of those adjustments and the tax effects of internal reorganizations. This measure is used solely for the purpose of calculating adjusted diluted earnings per share.

Adjusted Diluted Earnings Per Share – Adjusted Net Income divided by the weighted-average number of ordinary shares, diluted. Adjusted diluted earnings per share is used to internally evaluate and assess our core operations and to benchmark our operating results against our competitors.

Adjusted Income Before Taxes – Income from operations before income taxes and interest in earnings of associates adjusted for amortization, restructuring costs, transaction and transformation, gains and losses on disposals of operations, net periodic pension and postretirement benefits, and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted income before taxes is used solely for the purpose of calculating the adjusted income tax rate.

Adjusted Income Taxes/Tax Rate – Provision for income taxes adjusted for taxes on certain items of amortization, restructuring costs, transaction and transformation, gains and losses on disposals of operations, net periodic pension and postretirement benefits, the tax effects of significant adjustments and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results, divided by adjusted income before taxes. Adjusted income taxes is used solely for the purpose of calculating the adjusted income tax rate. Management believes that the adjusted income tax rate presents a rate that is more closely aligned to the rate that we would incur if not for the reduction of pre-tax income for the adjusted items and the tax effects of internal reorganizations, which are not core to our current and future operations.

Free Cash Flow – Cash flows from operating activities less cash used to purchase fixed assets and software. Free Cash Flow is a liquidity measure and is not meant to represent residual cash flow available for discretionary expenditures. Management believes that free cash flow presents the core operating performance and cash-generating capabilities of our business operations. As a result of our change in presentation, free cash flow for the prior period has been adjusted to conform to the current period, which includes the deduction of our capitalized software costs.

Free Cash Flow Margin – Free Cash Flow as a percentage of revenue, which represents how much of revenue would be realized on a cash basis. We consider this measure to be a meaningful metric for tracking cash conversion on a year-over-year basis due to the non-cash nature of our pension income, which is included in our GAAP and Non-GAAP earnings metrics presented herein.

These non-GAAP measures are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies. Non-GAAP measures should be considered in addition to, and not as a substitute for, the information contained within our condensed consolidated financial statements.

WTW Forward-Looking Statements

This document contains ‘forward-looking statements’ within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created by those laws. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts, that address activities, events or developments that we expect or anticipate may occur in the future, including such things as: our outlook; the potential impact of natural or man-made disasters like health pandemics and other world health crises; future capital expenditures; ongoing working capital efforts; future share repurchases; financial results (including our revenue, costs or margins) and the impact of changes to tax laws on our financial results; existing and evolving business strategies including those related to acquisitions and dispositions; demand for our services and competitive strengths; strategic goals; the benefits of new initiatives; growth of our business and operations; the sustained health of our product, service, transaction, client, and talent assessment and management pipelines; our ability to successfully manage ongoing leadership, organizational and technology changes, including investments in improving systems and processes; our ability to implement and realize anticipated benefits of any cost-savings initiatives generated from our completed multi-year operational transformation program or other expense savings initiatives; our recognition of future impairment charges; and plans and references to future performance, including our future financial and operating results, short-term and long-term financial goals, plans, objectives, expectations and intentions, including with respect to free cash flow generation, adjusted net revenue, adjusted operating margin and adjusted earnings per share, are forward-looking statements. Also, when we use words such as ‘may’, ‘will’, ‘would’, ‘anticipate’, ‘believe’, ‘estimate’, ‘expect’, ‘intend’, ‘plan’, ‘continues’, ‘seek’, ‘target’, ‘goal’, ‘focus’, ‘probably’, or similar expressions, we are making forward-looking statements. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. All forward-looking disclosure is speculative by its nature.

There are important risks, uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained in this document, including the following: our ability to successfully establish, execute and achieve our global business strategy as it evolves; our ability to fully realize the anticipated benefits of our growth strategy, including inorganic growth through acquisitions; our ability to achieve our short-term and long-term financial goals, such as with respect to our cash flow generation, and the timing with respect to such achievement; the risks related to changes in general economic conditions, business and political conditions, changes in the financial markets, inflation, credit availability, increased interest rates, changes in trade policies, increased tariffs and retaliatory actions; the risks to our short-term and long-term financial goals from any of the risks or uncertainties set forth herein; the risks relating to the adverse impacts of macroeconomic trends, including those relating to changes in trade policies and tariffs, as well as political events, war, such as the Russia-Ukraine and Israel-Hamas wars, and other international disputes, terrorism, natural disasters, public health issues and other business interruptions on the global economy and capital markets, such as uncertainty in the global markets, inflation, changes in interest rates and recessionary trends, changes in spending by government agencies and contractors, which could have a material adverse effect on our business, financial condition, results of operations and long-term goals; our ability to successfully hedge against fluctuations in foreign currency rates; the risks relating to the adverse impacts of natural or man-made disasters such as health pandemics and other world health crises on the demand for our products and services, our cash flows and our business operations; material interruptions to or loss of our information processing capabilities, or failure to effectively maintain and upgrade our information technology resources and systems and related risks of cybersecurity breaches or incidents; our ability to comply with complex and evolving regulations related to data privacy, cybersecurity and artificial intelligence; the risks relating to the transitional arrangements in effect subsequent to our completed sale of TRANZACT; significant competition that we face and the potential for loss of market share and/or profitability; the impact of seasonality and differences in timing of renewals and non-recurring revenue increases from disposals and book-of-business sales; the insufficiency of client data protection, potential breaches of information systems or insufficient safeguards against cybersecurity breaches or incidents; the risk of increased liability or new legal claims arising from our new and existing products and services, and expectations, intentions and outcomes relating to outstanding litigation; the risk of substantial negative outcomes on existing or potential future litigation or investigation matters; changes in the regulatory environment in which we operate, including, among other risks, the impacts of pending competition law and regulatory investigations; various claims, government inquiries or investigations or the potential for regulatory action; our ability to make divestitures or acquisitions, including our ability to integrate or manage acquired businesses or carve-out businesses to be disposed, as well as our ability to identify and successfully execute on opportunities for strategic collaboration; our ability to integrate direct-to-consumer sales and marketing solutions with our existing offerings and solutions; our ability to successfully manage ongoing organizational changes, including as a result of our recently-completed multi-year operational transformation program, investments in improving systems and processes, and in connection with our acquisition and divestiture activities; disasters or business continuity problems; our ability to successfully enhance our billing, collection and other working capital efforts, and thereby increase our free cash flow; our ability to properly identify and manage conflicts of interest; reputational damage, including from association with third parties; reliance on third-party service providers and suppliers; risks relating to changes in our management structures and in senior leadership; the loss of key employees or a large number of employees and rehiring rates; our ability to maintain our corporate culture; doing business internationally, including the impact of global trade policies and retaliatory considerations as well as foreign currency exchange rates; compliance with extensive government regulation; the risk of sanctions imposed by governments, or changes to associated sanction regulations (such as sanctions imposed on Russia) and related counter-sanctions; our ability to effectively apply technology, data and analytics solutions, including through the use of artificial intelligence, for internal operations, maintaining industry standards, meeting client preferences and gaining competitive advantage, among other things; changes and developments in the insurance industry or the U.S. healthcare system, including those related to Medicare, and any other changes and developments in legal, regulatory, economic, business or operational conditions that could impact our businesses; the inability to protect our intellectual property rights, or the potential infringement upon the intellectual property rights of others; fluctuations in our pension assets and liabilities and related changes in pension income, including as a result of, related to, or derived from movements in the interest rate environment, investment returns, inflation, or changes in other assumptions that are used to estimate our benefit obligations and their effect on adjusted earnings per share; our capital structure, including indebtedness amounts, the limitations imposed by the covenants in the documents governing such indebtedness and the maintenance of the financial and disclosure controls and procedures of each; our ability to obtain financing on favorable terms or at all; adverse changes in our credit ratings; the impact of recent or potential changes to U.S. or foreign laws, and the enactment of additional, or the revision of existing, state, federal, and/or foreign laws and regulations, recent judicial decisions and development of case law, other regulations and any policy changes and legislative actions, including those that may impose additional excise taxes or impact our effective tax rate; U.S. federal income tax consequences to U.S. persons owning at least 10% of our shares; changes in accounting principles, estimates or assumptions; our recognition of future impairment charges; risks relating to or arising from environmental, social and governance (‘ESG’) practices; fluctuation in revenue against our relatively fixed or higher-than-expected expenses; the risk that investment levels increase; the laws of Ireland being different from the laws of the U.S. and potentially affording less protections to the holders of our securities; and our holding company structure potentially preventing us from being able to receive dividends or other distributions in needed amounts from our subsidiaries.

The foregoing list of factors is not exhaustive and new factors may emerge from time to time that could also affect actual performance and results. For more information, please see Part I, Item 1A in our Annual Report on Form 10-K, and our subsequent filings with the SEC. Copies are available online at http://www.sec.gov or www.wtwco.com.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. Given the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. With regard to these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur, and we caution you against unduly relying on these forward-looking statements.

Contact

INVESTORS
Claudia De La Hoz | Claudia.Delahoz@wtwco.com

WTW Supplemental Segment Information (In millions of U.S. dollars) (Unaudited)

REVENUE
				Components of Revenue Change(i)
				Less:		Less:
	Three Months Ended June 30,		As Reported	Currency	Constant Currency	Acquisitions/	Organic
	2025	2024	% Change	Impact	Change	Divestitures	Change

Health, Wealth & Career
Revenue excluding interest income	$1,173	$1,251	(6)%	1%	(7)%	(12)%	4%
Interest income	7	9
Total	1,180	1,260	(6)%	1%	(8)%	(12)%	4%

Risk & Broking
Revenue excluding interest income	$1,024	$950	8%	1%	6%	0%	6%
Interest income	23	29
Total	1,047	979	7%	1%	6%	0%	6%

Segment Revenue	$2,227	$2,239	(1)%	1%	(2)%	(7)%	5%
Corporate, reimbursable expenses and other	24	20
Interest income	10	6
Revenue	$2,261	$2,265	0%	1%	(1)%	(6)%	5%(ii)

				Components of Revenue Change(i)
				Less:		Less:
	Six Months Ended June 30,		As Reported	Currency	Constant Currency	Acquisitions/	Organic
	2025	2024	% Change	Impact	Change	Divestitures	Change

Health, Wealth & Career
Revenue excluding interest income	$2,331	$2,578	(10)%	0%	(10)%	(13)%	3%
Interest income	14	18
Total	2,345	2,596	(10)%	0%	(10)%	(13)%	3%

Risk & Broking
Revenue excluding interest income	$2,029	$1,900	7%	0%	7%	0%	7%
Interest income	45	57
Total	2,074	1,957	6%	0%	6%	0%	6%

Segment Revenue	$4,419	$4,553	(3)%	0%	(3)%	(7)%	5%
Corporate, reimbursable expenses and other	45	41
Interest income	20	12
Revenue	$4,484	$4,606	(3)%	0%	(3)%	(7)%	5%(ii)

(i)	Components of revenue change may not add due to rounding.
(ii)	Interest income did not contribute to organic change for the three and six months ended June 30, 2025.

BOOK-OF-BUSINESS SETTLEMENTS AND INTEREST INCOME

	Three Months Ended June 30,
	HWC		R&B		Corporate		Total
	2025	2024	2025	2024	2025	2024	2025	2024
Book-of-business settlements	$—	$—	$3	$2	$—	$—	$3	$2
Interest income	7	9	23	29	10	6	40	44
Total	$7	$9	$26	$31	$10	$6	$43	$46

	Six Months Ended June 30,
	HWC		R&B		Corporate		Total
	2025	2024	2025	2024	2025	2024	2025	2024
Book-of-business settlements	$2	$—	$3	$4	$—	$—	$5	$4
Interest income	14	18	45	57	20	12	79	87
Total	$16	$18	$48	$61	$20	$12	$84	$91

SEGMENT OPERATING INCOME (i)

	Three Months Ended June 30,
	2025	2024

Health, Wealth & Career	$280	$276
Risk & Broking	222	202
Segment Operating Income	$502	$478

	Six Months Ended June 30,
	2025	2024

Health, Wealth & Career	$591	$612
Risk & Broking	448	405
Segment Operating Income	$1,039	$1,017

(i)	Segment operating income excludes certain costs, including amortization of intangibles, restructuring costs, transaction and transformation expenses, certain litigation provisions, and to the extent that the actual expense based upon which allocations are made differs from the forecast/budget amount, a reconciling item will be created between internally-allocated expenses and the actual expenses reported for U.S. GAAP purposes.

SEGMENT OPERATING MARGINS

	Three Months Ended June 30,
	2025	2024
Health, Wealth & Career	23.8%	21.9%
Risk & Broking	21.2%	20.6%

	Six Months Ended June 30,
	2025	2024
Health, Wealth & Career	25.2%	23.6%
Risk & Broking	21.6%	20.7%

RECONCILIATIONS OF SEGMENT OPERATING INCOME TO INCOME FROM OPERATIONS BEFORE INCOME TAXES

	Three Months Ended June 30,
	2025	2024

Segment Operating Income	$502	$478
Amortization	(49)	(60)
Restructuring costs	—	(3)
Transaction and transformation(i)	(2)	(97)
Unallocated, net(ii)	(83)	(106)
Income from Operations	368	212
Interest expense	(64)	(68)
Other income, net	9	23
Income from operations before income taxes and interest in earnings of associates	$313	$167

	Six Months Ended June 30,
	2025	2024

Segment Operating Income	$1,039	$1,017
Amortization	(97)	(120)
Restructuring costs	—	(21)
Transaction and transformation(i)	(2)	(222)
Unallocated, net(ii)	(140)	(162)
Income from Operations	800	492
Interest expense	(129)	(132)
Other (loss)/income, net	(55)	49
Income from operations before income taxes and interest in earnings of associates	$616	$409

(i)	In addition to legal fees and other transaction costs, includes primarily consulting fees and compensation costs related to the Transformation program.
(ii)	Includes certain costs, primarily related to corporate functions which are not directly related to the segments, and certain differences between budgeted expenses determined at the beginning of the year and actual expenses that we report for U.S. GAAP purposes.

WTW Reconciliations of Non-GAAP Measures (In millions of U.S. dollars, except per share data) (Unaudited)

RECONCILIATIONS OF NET INCOME ATTRIBUTABLE TO WTW TO ADJUSTED DILUTED EARNINGS PER SHARE

	Three Months Ended June 30,
	2025	2024

Net income attributable to WTW	$331	$141
Adjusted for certain items:
Amortization	49	60
Restructuring costs	—	3
Transaction and transformation	2	97
Provision for specified litigation matter (i)	—	13
Net periodic pension and postretirement benefits	(13)	(21)
Tax effect on certain items listed above(ii)	(10)	(39)
Tax effect of significant adjustments	(74)	(7)
Adjusted Net Income	$285	$247

Weighted-average ordinary shares, diluted	100	103

Diluted Earnings Per Share	$3.32	$1.36
Adjusted for certain items:(iii)
Amortization	0.49	0.58
Restructuring costs	—	0.03
Transaction and transformation	0.02	0.94
Provision for specified litigation matter (i)	—	0.13
Net periodic pension and postretirement benefits	(0.13)	(0.20)
Tax effect on certain items listed above(ii)	(0.10)	(0.38)
Tax effect of significant adjustments	(0.74)	(0.07)
Adjusted Diluted Earnings Per Share(iii)	$2.86	$2.39

	Six Months Ended June 30,
	2025	2024

Net income attributable to WTW	$566	$331
Adjusted for certain items:
Amortization	97	120
Restructuring costs	—	21
Transaction and transformation	2	222
Provision for specified litigation matter(i)	—	13
Net periodic pension and postretirement benefits	62	(43)
Gain on disposal of operations	(14)	—
Tax effect on certain items listed above(ii)	(38)	(85)
Tax effect of significant adjustments	(74)	(7)
Adjusted Net Income	$601	$572

Weighted-average ordinary shares, diluted	100	104

Diluted Earnings Per Share	$5.64	$3.20
Adjusted for certain items:(iii)
Amortization	0.97	1.16
Restructuring costs	—	0.20
Transaction and transformation	0.02	2.14
Provision for specified litigation matter(i)	—	0.13
Net periodic pension and postretirement benefits	0.62	(0.42)
Gain on disposal of operations	(0.14)	—
Tax effect on certain items listed above(ii)	(0.38)	(0.82)
Tax effect of significant adjustments	(0.74)	(0.07)
Adjusted Diluted Earnings Per Share(iii)	$5.99	$5.53

(i)	Represents a provision related to potential litigation arising out of a structured insurance program originally placed for a client over 15 years ago. The program is of a type and complexity that was highly bespoke to the client and for that reason is unlikely to be exactly replicated elsewhere. Because of this, while we do not believe the potential litigation is material, we believe excluding this matter from adjusted results makes results more comparable from period to period and more representative of our core business operations.
(ii)	The tax effect was calculated using an effective tax rate for each item.
(iii)	Per share values and totals may differ due to rounding.

RECONCILIATIONS OF NET INCOME TO ADJUSTED EBITDA

	Three Months Ended June 30,
	2025		2024

Net Income	$332	14.7%	$142	6.3%
(Benefit from)/provision for income taxes	(21)		26
Interest expense	64		68
Depreciation	57		57
Amortization	49		60
Restructuring costs	—		3
Transaction and transformation	2		97
Provision for specified litigation matter(i)	—		13
Net periodic pension and postretirement benefits	(13)		(21)
Adjusted EBITDA and Adjusted EBITDA Margin	$470	20.8%	$445	19.6%

	Six Months Ended June 30,
	2025		2024

Net Income	$571	12.7%	$336	7.3%
Provision for income taxes	44		74
Interest expense	129		132
Depreciation	111		116
Amortization	97		120
Restructuring costs	—		21
Transaction and transformation	2		222
Provision for specified litigation matter(i)	—		13
Net periodic pension and postretirement benefits	62		(43)
Gain on disposal of operations	(14)		—
Adjusted EBITDA and Adjusted EBITDA Margin	$1,002	22.3%	$991	21.5%

(i)	Represents a provision related to potential litigation arising out of a structured insurance program originally placed for a client over 15 years ago. The program is of a type and complexity that was highly bespoke to the client and for that reason is unlikely to be exactly replicated elsewhere. Because of this, while we do not believe the potential litigation is material, we believe excluding this matter from adjusted results makes results more comparable from period to period and more representative of our core business operations.

RECONCILIATIONS OF INCOME FROM OPERATIONS TO ADJUSTED OPERATING INCOME

	Three Months Ended June 30,
	2025		2024

Income from operations and Operating margin	$368	16.3%	$212	9.4%
Adjusted for certain items:
Amortization	49		60
Restructuring costs	—		3
Transaction and transformation	2		97
Provision for specified litigation matter(i)	—		13
Adjusted operating income and Adjusted operating income margin	$419	18.5%	$385	17.0%

	Six Months Ended June 30,
	2025		2024

Income from operations and Operating margin	$800	17.8%	$492	10.7%
Adjusted for certain items:
Amortization	97		120
Restructuring costs	—		21
Transaction and transformation	2		222
Provision for specified litigation matter(i)	—		13
Adjusted operating income and Adjusted operating income margin	$899	20.0%	$868	18.8%

(i)	Represents a provision related to potential litigation arising out of a structured insurance program originally placed for a client over 15 years ago. The program is of a type and complexity that was highly bespoke to the client and for that reason is unlikely to be exactly replicated elsewhere. Because of this, while we do not believe the potential litigation is material, we believe excluding this matter from adjusted results makes results more comparable from period to period and more representative of our core business operations.

RECONCILIATIONS OF GAAP INCOME TAXES/TAX RATE TO ADJUSTED INCOME TAXES/TAX RATE

	Three Months Ended June 30,
	2025	2024

Income from operations before income taxes and interest in earnings of associates	$313	$167

Adjusted for certain items:
Amortization	49	60
Restructuring costs	—	3
Transaction and transformation	2	97
Provision for specified litigation matter(i)	—	13
Net periodic pension and postretirement benefits	(13)	(21)
Adjusted income before taxes	$351	$319

(Benefit from)/provision for income taxes	$(21)	$26
Tax effect on certain items listed above(ii)	10	39
Tax effect of significant adjustments	74	7
Adjusted income taxes	$63	$72

U.S. GAAP tax rate	(6.8)%	15.6%
Adjusted income tax rate	18.0%	22.4%

	Six Months Ended June 30,
	2025	2024

Income from operations before income taxes and interest in earnings of associates	$616	$409

Adjusted for certain items:
Amortization	97	120
Restructuring costs	—	21
Transaction and transformation	2	222
Provision for specified litigation matter(i)	—	13
Net periodic pension and postretirement benefits	62	(43)
Gain on disposal of operations	(14)	—
Adjusted income before taxes	$763	$742

Provision for income taxes	$44	$74
Tax effect on certain items listed above(ii)	38	85
Tax effect of significant adjustments	74	7
Adjusted income taxes	$156	$166

U.S. GAAP tax rate	7.1%	18.1%
Adjusted income tax rate	20.5%	22.3%

(i)	Represents a provision related to potential litigation arising out of a structured insurance program originally placed for a client over 15 years ago. The program is of a type and complexity that was highly bespoke to the client and for that reason is unlikely to be exactly replicated elsewhere. Because of this, while we do not believe the potential litigation is material, we believe excluding this matter from adjusted results makes results more comparable from period to period and more representative of our core business operations.
(ii)	The tax effect was calculated using an effective tax rate for each item.

RECONCILIATION OF CASH FLOWS FROM OPERATING ACTIVITIES TO FREE CASH FLOW

	Six Months Ended June 30,
	2025	2024

Cash flows from operating activities	$326	$431
Less: Additions to fixed assets and software	(109)	(126)
Free Cash Flow	$217	$305

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY Condensed Consolidated Statements of Income (In millions of U.S. dollars, except per share data) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenue	$2,261	$2,265	$4,484	$4,606

Costs of providing services
Salaries and benefits	1,449	1,397	2,773	2,739
Other operating expenses	336	439	701	896
Depreciation	57	57	111	116
Amortization	49	60	97	120
Restructuring costs	—	3	—	21
Transaction and transformation	2	97	2	222
Total costs of providing services	1,893	2,053	3,684	4,114

Income from operations	368	212	800	492

Interest expense	(64)	(68)	(129)	(132)
Other income/(loss), net	9	23	(55)	49

INCOME FROM OPERATIONS BEFORE INCOME TAXES AND INTEREST IN EARNINGS OF ASSOCIATES	313	167	616	409

Benefit from/(provision for) income taxes	21	(26)	(44)	(74)

INCOME FROM OPERATIONS BEFORE INTEREST IN EARNINGS OF ASSOCIATES	334	141	572	335

Interest in earnings of associates, net of tax	(2)	1	(1)	1

NET INCOME	332	142	571	336

Income attributable to non-controlling interests	(1)	(1)	(5)	(5)

NET INCOME ATTRIBUTABLE TO WTW	$331	$141	$566	$331

EARNINGS PER SHARE
Basic earnings per share	$3.34	$1.37	$5.68	$3.22
Diluted earnings per share	$3.32	$1.36	$5.64	$3.20

Weighted-average ordinary shares, basic	99	103	100	103
Weighted-average ordinary shares, diluted	100	103	100	104

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY Condensed Consolidated Balance Sheets (In millions of U.S. dollars, except share data) (Unaudited)

	June 30,	December 31,
	2025	2024
ASSETS
Cash and cash equivalents	$1,963	$1,890
Fiduciary assets	10,720	9,504
Accounts receivable, net	2,364	2,494
Prepaid and other current assets	558	1,217
Total current assets	15,605	15,105
Fixed assets, net	696	661
Goodwill	8,938	8,799
Other intangible assets, net	1,232	1,295
Right-of-use assets	495	485
Pension benefits assets	578	530
Other non-current assets	934	806
Total non-current assets	12,873	12,576
TOTAL ASSETS	$28,478	$27,681
LIABILITIES AND EQUITY
Fiduciary liabilities	$10,720	$9,504
Deferred revenue and accrued expenses	1,726	2,211
Current debt	549	—
Current lease liabilities	124	118
Other current liabilities	752	765
Total current liabilities	13,871	12,598
Long-term debt	4,762	5,309
Liability for pension benefits	550	615
Provision for liabilities	369	341
Long-term lease liabilities	500	502
Other non-current liabilities	246	299
Total non-current liabilities	6,427	7,066
TOTAL LIABILITIES	20,298	19,664
COMMITMENTS AND CONTINGENCIES
EQUITY(i)
Additional paid-in capital	11,012	10,989
(Accumulated deficit)/retained earnings	(206)	109
Accumulated other comprehensive loss, net of tax	(2,706)	(3,158)
Total WTW shareholders' equity	8,100	7,940
Non-controlling interests	80	77
Total Equity	8,180	8,017
TOTAL LIABILITIES AND EQUITY	$28,478	$27,681

(i)	Equity includes (a) Ordinary shares $0.000304635 nominal value; Authorized 1,510,003,775; Issued 97,853,208 (2025) and 99,805,780 (2024); Outstanding 97,853,208 (2025) and 99,805,780 (2024) and (b) Preference shares, $0.000115 nominal value; Authorized 1,000,000,000 and Issued none in 2025 and 2024.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY Condensed Consolidated Statements of Cash Flows (In millions of U.S. dollars) (Unaudited)

	Six Months Ended June 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME	$571	$336
Adjustments to reconcile net income to total net cash from operating activities:
Depreciation	111	116
Amortization	97	120
Non-cash restructuring charges	—	12
Non-cash lease expense	47	49
Net periodic cost/(benefit) of defined benefit pension plans	94	(11)
Provision for doubtful receivables from clients	7	10
Benefit from deferred income taxes	(70)	(25)
Share-based compensation	68	54
Net gain on disposal of operations	(14)	—
Non-cash foreign exchange loss/(gain)	30	(12)
Other, net	18	22
Changes in operating assets and liabilities, net of effects from purchase of subsidiaries:
Accounts receivable	225	118
Other assets	(99)	(161)
Other liabilities	(778)	(242)
Provisions	19	45
Net cash from operating activities	326	431

CASH FLOWS FROM/(USED IN) INVESTING ACTIVITIES
Additions to fixed assets and software	(109)	(126)
Acquisitions of operations, net of cash acquired	(14)	(18)
Contributions to investments in associates	(8)	—
Net proceeds from sale of operations	836	—
Net purchases of held-to-maturity securities	(50)	—
Net purchases of available-for-sale securities	(43)	(14)
Net cash from/(used in) investing activities	612	(158)

CASH FLOWS (USED IN)/FROM FINANCING ACTIVITIES
Senior notes issued	—	746
Debt issuance costs	—	(9)
Repayments of debt	(2)	(652)
Repurchase of shares	(700)	(301)
Net proceeds from fiduciary funds held for clients	141	783
Payments of deferred and contingent consideration related to acquisitions	(15)	—
Cash paid for employee taxes on withholding shares	(43)	(24)
Dividends paid	(179)	(176)
Acquisitions of and dividends paid to non-controlling interests	(2)	(3)
Net cash (used in)/from financing activities	(800)	364

INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	138	637
Effect of exchange rate changes on cash, cash equivalents and restricted cash	207	(53)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD (i)	4,998	3,792
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD (i)	$5,343	$4,376

(i)	The amounts of cash, cash equivalents and restricted cash, their respective classification on the condensed consolidated balance sheets, as well as their respective portions of the increase or decrease in cash, cash equivalents and restricted cash for each of the periods presented have been included in the Supplemental Disclosure of Cash Flow Information section.

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

	Six Months Ended June 30,
	2025	2024

Supplemental disclosures of cash flow information:
Cash and cash equivalents	$1,963	$1,247
Fiduciary funds (included in fiduciary assets)	3,380	3,129
Total cash, cash equivalents and restricted cash	$5,343	$4,376

Decrease in cash, cash equivalents and other restricted cash	$(3)	$(154)
Increase in fiduciary funds	141	791
Total (i)	$138	$637

(i)	Does not include the effect of exchange rate changes on cash, cash equivalents and restricted cash.